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                                                                     EXHIBIT 5.2

                                                     1650 Arch Street
                                                     22nd Floor
[WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP LETTERHEAD] Philadelphia, PA 19163-2097

                                                     T: 215 977 2000
                                                     P: 215 977 2334
                                                     www.wolfblock.com



                                January 28, 2005


Liberty Property Trust                      Liberty Property Limited Partnership
500 Chesterfield Parkway                    c/o Liberty Property Trust
Malvern, PA  19355                          500 Chesterfield Parkway
                                            Malvern, PA 19355
         Re:      Liberty Property Trust

Ladies and Gentlemen:


                  We have acted as counsel to Liberty Property Trust, a Maryland real estate investment trust (the "Trust" or "LPT"), and Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership," which together with the Trust and their affiliates and subsidiaries will be referred to sometimes herein as the "Company") in connection with the preparation of a Prospectus (the "Prospectus"), included as part of the Registration Statement on Form S-3 (the "Registration Statement") filed on behalf of the Trust and the Operating Partnership with the Securities and Exchange Commission on January 28, 2005, pursuant to the Securities Act of 1933, as amended (the "Act"), registering for sale certain securities, including 150,000 common shares of beneficial interest of the Trust. Any capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and Prospectus.


BASIS FOR OPINIONS

                  The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. Although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.



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          NEW YORK, NY | CHERRY HILL, NJ | HARRISBURG, PA | NEWARK, NJ | NORRISTOWN, PA | WILMINGTON, DE
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Liberty Property Trust
January 28, 2005
Page 2

                  In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following: (1) the Second Amended and Restated Agreement of Limited Partnership of Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership"), as amended through the date hereof; (2) the Articles of Amendment and Restatement of Declaration of Trust of LPT dated as amended through the date hereof (the "Declaration of Trust"), and
(3) the organizational documents and stock ownership records of certain consolidated subsidiaries of LPT and the Operating Partnership (the "Corporate Entities"). In rendering the opinions set forth in this letter, we have relied on certain written representations of LPT and the Operating Partnership with respect to both the historic and anticipated assets, operations and activities of LPT and the Operating Partnership (the "Management Representation Letter").

                  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letter. We have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, we are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of LPT as a real estate investment trust under the Code (a "REIT") or the treatment of the Operating Partnership as a partnership, we have previously reviewed with the individual making such representations the relevant provisions of the Code, applicable Treasury regulations, and published administrative interpretations thereof. Such statements were reviewed internally within LPT by the individuals with direct primary responsibility for federal income tax matters and LPT's compliance with the federal income tax rules applicable to REITs. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other matters, including any matters relating to the securities laws, relevant to LPT, the Operating Partnership, or any other person. Specifically, we have not reviewed and we express no opinion as to the adequacy and accuracy of any statement or conclusion set forth in the Registration Statement, other than as specifically addressed below.

                  Moreover, we have assumed, with your consent, that, insofar as relevant to the opinions set forth herein:

                  1. Each of LPT, the Operating Partnership, and the Corporate Entities has been and will be operated in the manner described in the Management Representation Letter and in the relevant partnership agreement, limited liability company operating agreement, articles (or certificate) of incorporation, declaration of trust or other organizational documents;

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Liberty Property Trust
January 28, 2005
Page 3

                  2. We have been provided with all written agreements related to the ownership of the voting stock of the Corporate Entities during the entire period they were owned by the Operating Partnership and there are not now, nor have there ever been, any oral agreements or understandings between LPT or Operating Partnership and any of the owners of the voting stock of any of the Corporate Entities, or any of the Corporate Entities themselves, that are inconsistent with Operating Partnership being considered to be the beneficial owner of less than 10% of the outstanding voting securities of any of the Corporate Entities, prior to the effective date of the taxable REIT subsidiary elections made by LPT with respect to the Corporate Entities;

                  3. LPT is a duly organized and validly existing real estate investment trust under the laws of the State of Maryland, each of the Corporate Entities in a duly organized and validly incorporated corporation under the laws of the state in which it is purported to be organized, and the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the Commonwealth of Pennsylvania;

                  4. All of the obligations imposed by or described in the documents that we reviewed, including obligations imposed under the Declaration of Trust, have been and will continue to be performed or satisfied in accordance with their terms; and

                  5. All documents that we have reviewed have been property executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

OPINIONS

                  Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

                  (a) Commencing with its taxable year ended December 31, 1994, LPT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code, and LPT's proposed method of operation (as described in the Management Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

                  (b) The Operating Partnership is properly treated as a partnership for federal income tax purposes and not as a corporation or as an association taxable as a corporation, throughout the period commencing with its taxable year ended December 31, 1994, through the date hereof; and

                  (c) The portions of the discussion in the Prospectus under the caption "Federal Income Tax Considerations With Respect to the Trust and the Operating Partnership" that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

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Liberty Property Trust
January 28, 2005
Page 4

                  We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this letter. LPT's qualification and taxation as a REIT depends upon LPT's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership. Wolf, Block, Schorr and Solis-Cohen LLP will not review LPT's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of LPT's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We do not purport to express any opinion herein concerning any law other than the federal income tax law of the United States.



                                   Sincerely,

                            /s/ Wolf, Block, Schorr and Solis-Cohen LLP
                            -------------------------------------------
                            WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP